Exhibit 10.43

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”) is entered into as of the 25th day of October, 2006 (the “Effective Date”) by and between MEMC Electronic Materials Inc., a Delaware corporation (the “Company”), and Nabeel Gareeb (“Executive”).

WITNESSETH:

WHEREAS, the Company desires to continue to employ Executive as an executive officer of the Company and Executive desires to continue to be employed by the Company on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and promises contained herein and for other good and valuable consideration, the Company and Executive hereby agree as follows:

1. Term; Position and Responsibilities. Unless Executive’s employment shall sooner terminate pursuant to Section 4 hereof, the Company shall employ Executive on the terms and subject to the conditions of this Agreement for the term commencing on the Effective Date and ending on December 31, 2010, provided that the term shall be automatically renewed for successive one-year terms following the expiration of the initial term described above (the initial term and each additional one-year term each, a “Term”), unless either party provides the other party with notice pursuant to Section 9(f) at least sixty (60) calendar days before the expiration of the applicable Term of its (or his) intention not to renew such Term, in which case the Executive’s employment shall terminate at the end of such Term. The entire period during which Executive is employed by the Company pursuant to this Agreement shall be referred to as the “Employment Period.” During the Employment Period, Executive shall serve as Chief Executive Officer and President of the Company and shall have such duties and responsibilities as are customarily assigned to individuals serving in such positions and such other duties as the Company specifies from time to time. During the Employment Period, the Company will also cause the Board of Directors of the Company (the “Board”) to nominate Executive for re-election to the Board when his term expires. Executive shall comply with all policies and procedures of the Company. Executive shall devote all of his skill, knowledge, commercial efforts and working time to the conscientious and faithful performance of his duties and responsibilities for the Company (except for (i) vacation time as set forth in Section 3(b) hereof and absence for sickness or similar disability and (ii) to the extent that it does not interfere with the performance of Executive’s duties hereunder, (A) such reasonable time as may be devoted to the fulfillment of Executive’s civic responsibilities, (B) such reasonable time as may be necessary from time to time for personal financial matters and (C) certain other activities with the prior written consent of the Board.

2. Compensation.

(a) Base Salary. As compensation for the services to be performed by Executive during the Employment Period, the Company shall pay Executive a base salary at an annualized rate of $850,000, payable in installments on the Company’s regular payroll dates. Executive’s base salary shall be reviewed annually by the Board and may be adjusted upwards by the Board, in its sole discretion. The annual base salary payable to Executive under this Section 2(a) shall hereinafter be referred to as the “Base Salary.”

(b) Annual Bonus. During the Employment Period, Executive shall have the opportunity to earn an annual bonus (an “Annual Bonus”) in respect of each calendar year in accordance with this Section 2(b) and pursuant to the terms of the Company’s Annual Incentive Plan then existing for such calendar year; provided, however, that, except as may be provided in Section 4(f) hereof, the Annual Bonus for any calendar year shall be payable to Executive only if Executive is employed by the Company on December 31 of such year. In respect of calendar year 2007 and thereafter, Executive will have a target bonus of 100% of Executive’s Base Salary and a maximum bonus of 200% of Executive’s Base Salary. Any Annual Bonus that becomes payable to Executive shall be payable in the form of cash. The amount of any Annual Bonus and all other terms and conditions related thereto (including without limitation any performance criteria) shall be determined by the Board, in its sole discretion.

(c) Stock Options.

(i) Prior Grants. The Executive was granted certain awards prior to the Effective Date (the “Prior Grants”). The Prior Grants shall continue in accordance with their terms as amended from time to time, including the amendment of the “Service Option” to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

(ii) Annual Grant. For any calendar year during the Employment Period, the Board in its discretion may make an award to Executive under the Company’s 2001 Equity Plan or any successor plan thereto. The size and vesting of any such award shall be in the discretion of the Board. Notwithstanding the foregoing, in connection with stock option grants to be provided to the Executive simultaneously with the execution of this Agreement, Executive understands that the Company does not intend to grant him any stock options for the first four years of the Employment Period.

3. Employee Benefits and Perquisites.

(a) Participation in Employee Benefit Plans. During the Employment Period, Executive shall be eligible to participate in the employee benefit plans and programs maintained by the Company from time to time and generally available to the senior executives of the Company including to the extent maintained by the Company life, medical, dental, accidental and disability insurance plans and profit sharing, pension, retirement, deferred compensation and savings plans, in accordance with the terms and conditions thereof as in effect from time to time.

(b) Vacation. During the Employment Period, Executive shall be entitled to the same amount of annual vacation that is generally available to the senior executives of the Company, as may be increased from time to time consistent with the Company’s past practices.

4. Termination of Employment. Executive’s employment may be terminated prior to the end of the Term specified in Section 1 hereof as follows:

(a) Termination Due to Death or Disability. Executive’s employment may be terminated by the Company due to Executive’s Disability (as defined below). In the event that Executive’s employment hereunder terminates due to his death or is terminated by the Company due to Executive’s Disability, no termination benefits shall be payable to or in respect of Executive except as provided in Section 4(f)(ii). For purposes of this Agreement, “Disability” shall mean a physical or mental condition entitling Executive to benefits under the long-term disability policy maintained by the Company, as such policy may be amended from time to time. Executive’s employment shall be deemed to have terminated as a result of Disability on the date as of which he is first entitled to receive disability benefits under such policy.

(b) Termination by the Company for Cause. Executive’s employment may be terminated by the Company for Cause (as defined below). In the event of a termination of Executive’s employment by the Company for Cause, no termination benefits shall be payable to or in respect of Executive except as provided in Section 4(f)(ii). For purposes of this Agreement, “Cause” shall mean (i) the failure of Executive to make a good faith effort to substantially perform his duties hereunder (other than any such failure due to Executive’s Disability) or Executive’s insubordination with respect to a specific resolution of the Board; (ii) Executive’s dishonesty, gross negligence in the performance of his duties hereunder or engaging in willful misconduct, but only if such action or omission has caused or is reasonably expected to result in direct or indirect material injury to the Company or any of its Affiliates (as defined below); (iii) breach by Executive of any material provision of this Agreement or of any other written agreement with the Company or any of its Affiliates or material violation of any Company policy applicable to Executive; or (iv) Executive’s indictment for a crime that constitutes a felony or other crime of moral turpitude or fraud that reasonably could impair Executive’s ability to satisfactorily perform his duties hereunder. If, subsequent to Executive’s termination of employment hereunder for other than Cause, it is determined in good faith by the Company that Executive’s employment could have been terminated for Cause hereunder, Executive’s employment shall, at the election of the Company, be deemed to have been terminated for Cause retroactively to the date the events giving rise to Cause occurred. Notwithstanding the foregoing, a failure, insubordination or breach described in items (i) and (iii) shall not constitute Cause unless the Company shall have first given Executive written notice describing the failure, insubordination or breach and a reasonable opportunity, not to exceed ten (10) days, to cure such failure, insubordination or breach.

(c) Termination Without Cause. Executive’s employment may be terminated by the Company Without Cause (as defined below). In the event of a termination of Executive’s employment by the Company Without Cause, no termination benefits shall be payable to or in respect of Executive except as provided in Section 4(f)(i). A termination “Without Cause” shall mean a termination of Executive’s employment by the Company during the Term specified in Section 1 hereof other than due to Executive’s death, Disability or for Cause.

(d) Termination by Executive. In the event that Executive terminates his employment for Good Reason (as defined below), Executive shall be entitled to the termination benefits described in Section 4(f)(i). In the event that Executive terminates his employment Without Good Reason (as defined below), no termination benefits shall be payable to or in respect of Executive except as provided in Section 4(f)(ii). A termination of employment by

Executive for “Good Reason” shall mean a termination by Executive of his employment with the Company following the occurrence, without Executive’s consent, of any of the following events: (i) the Company’s failure to satisfy the material terms of the Agreement or (ii) relocation of Executive’s principal work location to more than twenty-five (25) miles from Executive’s current principal work location, provided that, (x) within thirty (30) days following the later of the occurrence of any of the events set forth herein or the Executive’s knowledge of such events, Executive shall have delivered written notice to the Company of his intention to terminate his employment for Good Reason, which notice specifies in reasonable detail the circumstances claimed to give rise to Executive’s right to terminate his employment for Good Reason, and the Company shall not have cured such circumstances to the reasonable satisfaction of Executive within thirty (30) days after receipt of such notice and (y) Executive delivers a Notice of Termination to the Company in accordance with Section 4(e) within ten (10) days following the Company’s failure to cure such circumstances within the time period specified above. A termination “Without Good Reason” shall mean a termination of Executive’s employment by Executive during the Term specified in Section 1 hereof other than a termination of Executive’s employment by Executive for Good Reason in accordance with the foregoing procedures.

(e) Notice of Termination; Date of Termination.

(i) Notice of Termination. Any termination by the Company pursuant to Section 4(a), 4(b) or 4(c), or by Executive pursuant to Section 4(d), shall be communicated by a Notice of Termination addressed to the other party to this Agreement in accordance with the notice provisions of Section 9(f). A “Notice of Termination” shall mean a notice stating that Executive or the Company, as the case may be, is electing to terminate Executive’s employment with the Company and stating the proposed effective date of such termination, provided such effective date shall not be sooner than the dates provided in Section 4(e)(ii).

(ii) Date of Termination. The term “Date of Termination” shall mean (i) if Executive’s employment is terminated by his death, the date of his death, (ii) if Executive’s employment is terminated by the Company for Cause or Without Cause, the date on which Notice of Termination is given or, if later, the effective date of termination specified in such Notice of Termination, (iii) if Executive’s employment is terminated due to either party providing the other party with notice of non-renewal of the Term in accordance with Section 1 hereof, the last day of such Term, (iv) if Executive’s employment is terminated due to Executive’s Disability, the date specified in the applicable Notice of Termination, provided that such date shall not be less than thirty (30) days after the date on which Notice of Termination is given, and (v) if Executive’s employment is terminated by Executive for any reason, the date specified in the applicable Notice of Termination, provided that such date shall not be less than thirty (30) days after the date on which Notice of Termination is given.

(f) Payments Upon Certain Terminations.

(i) Termination by the Company Without Cause or by Executive for Good Reason. In the event Executive’s employment is terminated by the Company Without Cause or by Executive for Good Reason at any time prior to the end of the Term specified in Section 1 hereof, the Company shall pay to Executive (i) his Base Salary through the Date of Termination and (ii) his Annual Bonus, if any, earned in the calendar year immediately preceding the calendar year in which the Date of Termination occurs, in each case to the extent not yet paid, within thirty (30) days after the Date of Termination. In addition, in the event Executive’s employment is terminated by the Company Without Cause or by Executive for Good Reason, in either case, prior to the end to the Term specified in Section 1 hereof, subject to the effectiveness of Executive’s execution of a general release and waiver of all claims against the Company, its Affiliates and their respective officers and directors in a form reasonably satisfactory to the Company and subject to Executive’s compliance with the terms and conditions contained in this Agreement, Executive (or, following his death, Executive’s estate) shall be entitled to (iii) the continuation of Executive’s Base Salary for the one-year period beginning on the Date of Termination (the “Severance Period”) and (iv) continued coverage under the Company’s group health care plan through the earlier of the end of the Severance Period and the date the Executive becomes eligible for coverage under another group health care plan. Equity awards held by the Executive on the Date of Termination shall be governed by the applicable option plans and/or agreements for such awards.

(ii) Termination Due to Executive’s Death or Disability, by the Company for Cause, by Executive Without Good Reason, or as a result of failure to renew the Term. If, at any time prior to the end of the Term specified in Section 1 hereof, Executive’s employment is terminated due to Executive’s death or Disability, by the Company for Cause, by Executive Without Good Reason, or as a result of either party serving notice of non-renewal of the Term as provided in Section 1, the Company shall pay to Executive (or, in the event of Executive’s death, to his estate) (i) his Base Salary through the Date of Termination and (ii) his Annual Bonus, if any, earned in the calendar year immediately preceding the calendar year in which the Date of Termination occurs, in each case to the extent not yet paid, within thirty (30) days following the Date of Termination. Equity awards held by the Executive on the Date of Termination shall be governed by the applicable option plans and/or agreements for such awards.

(iii) Except as specifically set forth in this Section 4(f), Executive shall not be entitled to receive any payments or benefits under any such plan, policy, program or practice providing any bonus or incentive compensation or severance compensation or benefits (and the provisions of this Section 4(f) shall supersede the provisions of any such plan, policy, program or practice), except as may be required with respect to any vested benefits under any tax-qualified plan maintained or contributed to by the Company or Section 4980B of the Code. For avoidance of doubt, upon any termination of Executive’s employment, any outstanding Options not yet vested as of the Date of Termination shall expire and be canceled effective as of the Date of Termination; provided, however, that Executive shall be entitled to retain any vested options in accordance with the applicable option plans and/or agreements for such options.

(g) Resignation upon Termination. Effective as of any Date of Termination under this Section 4 or otherwise, Executive shall automatically and without taking any further actions be deemed to have resigned from all positions then held by him with the Company and all of its Affiliates.

5. Share Ownership Guidelines.

The Participant agrees to comply with the share ownership guidelines adopted by the Board on October 25, 2006, which require the Participant to own at least 100,000 shares of

Common Stock (excluding shares underlying unexercised options held by the Participant). The Participant agrees to use his best efforts to raise his level of share ownership to 100,000 shares by no later than the six-month anniversary of the date hereof, subject to approval of the Company’s Compensation Committee and compliance with the Company’s insider trading policies and applicable securities laws. The Executive shall not be required under the guidelines to own more than 100,000 shares unless such change in ownership requirements is mutually agreed to by the Executive and the Company.

6. Confidentiality Agreement.

The provisions of the confidentiality agreement between Executive and the Company dated as of May 1, 2002, a copy of which is attached as Exhibit A (the “Confidentiality Agreement”), under the headings “Confidential Information,” “Competitive Activity” and “Ideas, Inventions or Discoveries” shall continue in full force and effect and are herein incorporated by reference. In the event of any inconsistency between the provisions of this Agreement and the provisions of the Confidentiality Agreement, the provisions of this Agreement shall control.

7. Injunctive Relief with Respect to Covenants; Forum, Venue and Jurisdiction. Executive acknowledges and agrees that the covenants, obligations and agreements of Executive referenced in Section 6 hereof and contained in the Confidentiality Agreement relate to special, unique and extraordinary matters and that a violation of any of the terms of such covenants, obligations or agreements will cause the Company irreparable injury for which adequate remedies are not available at law. Therefore, Executive agrees that the Company shall be entitled to an injunction, restraining order or such other equitable relief (without the requirement to post bond or any other security) as a court of competent jurisdiction may deem necessary or appropriate to restrain Executive from committing any violation of such covenants, obligations or agreements. These injunctive remedies are cumulative and in addition to any other rights and remedies the Company may have.

8. Entire Agreement. Subject to the terms of the various plans and documents referenced herein, this Agreement constitutes the entire agreement among the parties hereto with respect to Executive’s employment and his right to compensation and benefits, including without limitation severance or termination pay. All prior correspondence and proposals (including, but not limited to, summaries of proposed terms) and all prior promises, representations, understandings, arrangements and agreements relating to such subject matter (including, but not limited to, those made to or with Executive by any other Person and those contained in any prior offer, employment, consulting or similar agreement entered into by Executive and the Company or any predecessor thereto or Affiliate thereof) are merged herein and superseded hereby.

9. Miscellaneous.

(a) Binding Effect; Assignment. This Agreement shall be binding on and inure to the benefit of the Company and its successors and permitted assigns. This Agreement shall also be binding on and inure to the benefit of Executive and his heirs, executors, administrators and legal representatives. This Agreement shall not be assignable by any party hereto without the prior written consent of the other parties hereto, except that the Company may effect such an assignment without prior written approval of Executive upon the transfer of all or substantially all of its business and/or assets (by whatever means).

(b) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without reference to principles of conflicts of laws.

(c) Taxes. The Company may withhold from any payments made under this Agreement all applicable taxes, including but not limited to income, employment and social insurance taxes, as shall be required by law.

(d) Amendments. No provision of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is approved by the Board or a Person authorized thereby and is agreed to by Executive. No waiver by any party hereto at any time of any breach by any other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

(e) Severability. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby. In addition, if any of the provisions referenced in Section 6 hereof and contained in the Confidentiality Agreement is for any reason held by a court to be excessively broad as to duration, geographical scope, activity, subject matter or otherwise then such provision will be construed or judicially modified so as to thereafter be limited or reduced to the extent required to be enforceable in accordance with applicable law; it being understood and agreed that the parties hereto regard such restrictions as reasonable and compatible with their respective rights.

(f) Notices. Any notice or other communication required or permitted to be delivered under this Agreement shall be (i) in writing, (ii) delivered personally, by courier service or by certified or registered mail, first-class postage prepaid and return receipt requested, (iii) deemed to have been received on the date of delivery or, if so mailed, on the third business day after the mailing thereof, and (iv) addressed as follows (or to such other address as the party entitled to notice shall hereafter designate in accordance with the terms hereof):

(A)	If to the Company, to it at:

MEMC Electronic Materials, Inc.

501 Pearl Drive (City of O’ Fallon)

P.O. Box 8

St. Peters, Missouri 63376

Attention: General Counsel

(B)	if to Executive, to him at his residential address as currently on file with the Company.

Copies of any notices or other communications given under this Agreement shall also be given to:

Cleary, Gottlieb, Steen & Hamilton

One Liberty Plaza

New York, New York 10006

Attention: A. Richard Susko, Esq.

(g) Voluntary Agreement; No Conflicts. Executive hereby represents and warrants to the Company that he is legally free to accept and perform his employment with the Company, that he has no obligation to any other person or entity that would affect or conflict with any of Executive’s obligations pursuant to such employment, and that the complete performance of the obligations pursuant to Executive’s employment will not violate any order or decree of any governmental or judicial body or contract by which Executive is bound. The Company will not request or require, and Executive agrees not to use, in the course of Executive’s employment with the Company, any information obtained in Executive’s employment with any previous employer to the extent that such use would violate any contract by which Executive is bound or any decision, law, regulation, order or decree of any governmental or judicial body.

(h) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. A facsimile of a signature shall be deemed to be and have the effect of an original signature.

(i) Headings. The section and other headings contained in this Agreement are for the convenience of the parties only and are not intended to be a part hereof or to affect the meaning or interpretation hereof.

(j) Certain Definitions.

“Affiliate”: with respect to any Person, means any other Person that, directly or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with the first Person, including but not limited to a Subsidiary of the first Person, a Person of which the first Person is a Subsidiary, or another Subsidiary of a Person of which the first Person is also a Subsidiary.

“Control”: with respect to any Person, means the possession, directly or indirectly, severally or jointly, of the power to direct or cause the direction of the management policies of such Person, whether through the ownership of voting securities, by contract or credit arrangement, as trustee or executor, or otherwise.

“Person”: any natural person, firm, partnership, limited liability company, association, corporation, company, trust, business trust, governmental authority or other entity.

“Subsidiary”: with respect to any Person, each corporation or other Person in which the first Person owns or Controls, directly or indirectly, capital stock or other ownership interests representing 50% or more of the combined voting power of the outstanding voting stock or other ownership interests of such corporation or other Person.

(k) 409A Compliance. The Company shall administer this Agreement in compliance with Code Section 409A, including, to the extent required, any delayed payment of benefits for six months following a termination of employment. Any such deferred amounts shall be paid as soon as is permissible under Code Section 409A. Prior to the date such amounts are paid to Executive in accordance with this Section 9(k), interest shall accrue thereon at a reasonable rate of interest as determined by the Board.

IN WITNESS WHEREOF, the Company has duly executed this Agreement by its authorized representatives and Executive has hereunto set his hand, in each case effective as of the date first above written.

MEMC ELECTRONIC MATERIALS, INC.

By:	/s/ John Marren
Name:	John Marren
Title:	Chairman of the Board of Directors

EXECUTIVE:

/s/ Nabeel Gareeb
Name:	Nabeel Gareeb

Exhibit A

Confidentiality Agreement